Exhibit 10.2

MONITORED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated March 19, 2012 (the "MLA"), is entered into as of October 4, 2012 between CoBANK, ACB ("CoBank") and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the "Company"), and amends and restates the Supplement dated July 23, 2012 and numbered RIB051S01P.

SECTION 1.      The Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company in an aggregate principal amount, not to exceed, at anyone time outstanding, the following amounts during each commitment period: (A) $50,000,000.00 during the period commencing on the date hereof and ending on and including April 30, 2013; and (B) $40,000,000.00 during the period commencing on May 1, 2013 and ending on and including August 1, 2013 (the “Commitment”); provided, however that the amount available under the Commitment shall not exceed the "Borrowing Base" (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A) on the date for which Borrowing Base Reports are required pursuant to Section 6 below. Within the limits of the Commitment, the Company may borrow, repay, and reborrow.

SECTION 2.       Purpose. The purpose of the Commitment is to finance the inventory and receivables referred to in the Borrowing Base Report.

SECTION 3.     Term. The term of the Commitment shall be from the date hereof, up to and including August 1, 2013, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.      Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)      One-Month LIBR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on "Eurocurrency Liabilities" [as hereinafter defined] for banks subject to "FRB Regulation D" [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times 3.75% above the rate quoted by the British Bankers Association (the "BBA") at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA's official website on the first "U.S. Banking Day" [as hereinafter defined] in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first "U.S. Banking Day" of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then current rate shall be made available upon telephonic request. For purposes hereof: (1) "U.S. Banking Day" shall mean a day on which CoBank is open for business and banks are open for business in New York, New York: (2) "Eurocurrency Liabilities" shall have the meaning as set forth in "FRB Regulation D;” and (3) "FRB Regulation D" shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

Exhibit 10.2

(B)     Quoted Rate. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 30 days; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; and (3) the maximum number of fixes in place at anyone time shall be ten.

The Company shall select the applicable rate option at the lime it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company's local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.

SECTION 5.      Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment, except that on May 1, 2013, the Company promises to pay so much of the loans as is necessary to reduce the outstanding balance of the loans to the limit of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the limes and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but docs not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.     Borrowing Base Reports. Etc. The Company agrees to furnish a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the report is being furnished. However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished. If on the date for which a Borrowing Base Report is required the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

Exhibit 10.2

SECTION 7.     Letters of Credit. If agreeable to CoBank in its sale discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after CoBank's receipt of a duly completed and executed copy of CoBank's then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement. Each letter of credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the Commitment. Notwithstanding the forgoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify CoBank and pay to CoBank (to be held as cash collateral) an amount equal to such excess.

SECTION 8.     Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA, including with out limitation any future advances under any existing mortgage or deed of trust, shall be secured as provided in the Security Section of the MLA.

SECTION 9.     Collateral Inspections. In consideration of the loans made hereunder, the Company will permit CoBank or its representatives, agents or independent contractors, during normal business hours or at such other times as CoBank and the Company may agree to: (A) inspect or examine the Company's properties, books and records: (B) make copies of the Company's books and records: and (C) discuss the Company's affairs, finances and accounts with its officers, employees and independent certified public accountants. Without limiting the foregoing, the Company will permit CoBank, through an employee of CoBank or through an independent third party contracted by CoBank, to conduct on an annual basis a review of the collateral covered by the Security Agreement. The Company further agrees to pay to CoBank a collateral inspection fee designated by CoBank and reimburse CoBank all reasonable costs and expenses incurred by CoBank in connection with such collateral inspection reviews performed by CoBank employees or its agents.

SECTION 10. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 0.25% per annum (calculated on a 360-day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment. For purposes of calculating the commitment fee only, the "Commitment" shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

Section 11.         Amendment Fee. In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $2,500.00.

Exhibit 10.2

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA SOYBEAN
PROCESSORS, LLC

By:	/s/ Tonya Butler	By:	/s/ Tom J. Kersting

Title:	Assistant Corporate Secretary	Title:	CEO

Signature Page for Monitored Revolving Credit Supplement RIB051S01Q

Exhibit 10.2

SEASONAL BORROWING BASE REPORT

CoBank, ACB

Name of Borrower	City, State:	Date of Period
South Dakota Soybean Processors, LLC (18462590)	Volga, South Dakota

PART A – ELIGIBLE RECEIVABLES

For purposes hereof, ELIGIBLE RECEIVABLES shall mean rights to payment for goods sold and delivered or for services rendered which: (a) are not subject to any dispute, set-off, or counterclaim; (b) are not owing by an account debtor that is subject to a bankruptcy, reorganization, receivership or like proceeding; ( c) are not subject to a lien in favor of any third party, other than liens authorized by CoBank in writing which are subordinate to CoBank’s lien; (d) are not owing by an account debtor that is owned or controlled by the borrower, (e) are not accounts due more than 30 days from invoice date, (f) are not accounts with balances past due more than 30 days, (g) are not deemed ineligible by CoBank. For purposes thereof, CONTRACT RECEIVABLES shall mean all Accrued Grains & Losses on Open Purchase and Sale Contracts for grain which are (a) are not in dispute, (b) are legally enforceable, and ( c) are not subject to a lien except in favor of CoBank.

Eligible Receivables	Amount		ADVANCED RATE		ALLOWABLE ADVANCE

Trade Receivables 0=3- Days	$—	X	85%	=	$—
Trade Receivables 31-60 Days	$—	X	50%	=	$—
Trade Receivables 61 Days and Over	$—	X	0%	=	$—
Other Receivables	$—	X	0%	=	$—
Net Liquidated Value of Brokerage Accounts	$—	X	90%	=	$—

Net Contract Receivables for Old Crop Beans*	$—	X	80%	=	$—
Net Contract Receivables for New Crop Beans*	$—	X	70%	=	$—
Subtotal – Net Contract Receivables for Beans	$—				$—
*Old crops ends September 30. Net contract receivables are accrued gains & losses on open purchase and sales contracts.

TOTAL PART A	$—				$-

PART B – ELIGIBLE INVENTORY

For purposes hereof, ELIGIBLE INVENTORY shall mean inventory which: (a) is of a type shown below; (b) is owned by the borrower and not held by the borrower on consignment of similar basis; (c) is not subject to a lien except in favor of CoBank.

Types of Eligible Inventory	Amount	Deduction		ADVANCE RATE		ALLOWANCE ADVANCE
Soybeans*	$—	—	X	85%	=	$—
Less: Grain Payables		$—	X	85%	=	$—

Soybean Meals*	$—		X	85%	=	$—
Soybean Oils**	$—		X	85%	=	$—
Soybean Hulls**	$—		X	75%	=	$—
Other Inventory	$—		X	0%	=	$—
TOTAL PART B	$—					$—

* Valued at Bid Price FOB Volga, SD

**Valued at Market FOB Volga, SD

PART C — OBLIGATIONS

Less:	OBLIGATIONS
Book Overdraft (Bank overdraft net of cash available.)	$—
Demand Patron Notes/Deposits	$—
Accounts Payable Owed to Suppliers with PMSI Filings	$—
Outstanding Balance of CoBank Loan(s), (as of date of this report):	$—
CoBank Letters of Credit Issued (excluding North Western Services Crop. Letter of Credit)	$—
TOTAL PART C (NET OBLIGATIONS SUMMARY)	$—

*EXCESS/OVERADVANCE (AS OF END OF PERIOD): Total A + B – C	$—

*IF AN OVERADVANCE IS REPORTED ABOVE, PLEASE CONTACT YOUR RELATIONSHIP MANAGER IMMEDIATELY WITH: 1) AN UPDATED BORROWING BASE REPORT, AND 2) SPECIFICS OF ALL PAYMENTS REMITTED SINCE END OF PERIOD (CHECK NUMBERS, WIRE ROUTING NUMBERS, ETC.). FUNDS MUST BE REMITTED TO COBANK WITHIN 5 BUSINESS DAYS OF MONTH END.

I HEREBY CERTIFY THAT THIS INFORMATION IS CORRECT.

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